Exhibit 21

Subsidiaries

Subsidiary	Jurisdiction of Incorporation
Indiana Broadcasting LLC	Delaware
KXAN, Inc.	Delaware
KXTX Holdings, Inc.	Delaware
LIN License Company, LLC	Delaware
LIN Mobile, LLC	Delaware
LIN of Alabama, LLC	Delaware
LIN of Colorado, LLC	Delaware
LIN of New Mexico, LLC	Delaware
LIN of Wisconsin, LLC	Delaware
LIN Television Corporation	Delaware
LIN Television of Texas, Inc.	Delaware
LIN Television of Texas, L.P.	Delaware
North Texas Broadcasting Corporation	Delaware
Primeland, Inc.	Delaware
TVL Broadcasting of Rhode Island, LLC	Delaware
TVL Broadcasting, Inc.	Delaware
WAVY Broadcasting, LLC	Delaware
WDTN Broadcasting, LLC	Delaware
WIVB Broadcasting, LLC	Delaware
WOOD License Co., LLC	Delaware
WOOD Television, Inc.	Delaware
WTNH Broadcasting, Inc.	Delaware
WUPW Broadcasting, LLC	Delaware
WWLP Broadcasting, LLC	Delaware
Nami Media, Inc.	California